UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2011

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 202, 103 Foulk Road, Wilmington, Delaware 19803

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(302) 656-1950

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 19, 2011, Shiloh Industries, Inc. (the “Company”) entered into an amended and restated Credit and Security Agreement (the “Agreement”) with a syndicate of lenders led by The Privatebank and Trust Company, as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC, as co-lead arranger and PNC Bank, National Association, as syndication agent. The Agreement amends and restates in its entirety the Company’s Credit Agreement, dated as of August 1, 2008. Certain of the Company’s U.S. subsidiaries have guaranteed the Company’s obligations, as amended under the Agreement and, pursuant to an Amended and Restated Pledge and Security Agreement with The Privatebank and Trust Company, as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC, as co-lead arranger and PNC Bank, National Association, as syndication agent, the obligations are secured by substantially all of the assets of the Company and those U.S. subsidiaries.

The Agreement has a five-year term and provides for an $80 million secured revolving line of credit (which may be increased up to $120 million subject to the Company’s pro forma compliance with financial covenants, the administrative agent’s approval and the Company obtaining commitments for such increase).

Borrowings under the Agreement bear interest, at the Company’s option, at the London Interbank Offered Rate (“LIBOR”) or the base (or “prime”) rate established from time to time by the administrative agent, in each case plus an applicable margin set forth in a matrix based on the Company’s leverage ratio. In addition to interest charges, the Company will pay in arrears a quarterly commitment fee ranging from 0.375% - .75% based on the Company’s daily revolving exposure.

The Agreement contains customary restrictive and financial covenants, including covenants regarding the Company’s outstanding indebtedness and maximum leverage and fixed charge coverage ratios. The Agreement also contains standard provisions relating to conditions of borrowing. In addition, the Agreement contains customary events of default, including the non-payment of obligations by the Company and the bankruptcy of the Company. If an event of default occurs, all amounts outstanding under the Agreement may be accelerated and become immediately due and payable.

The foregoing is a summary of the material terms and conditions of the Agreement and not a complete description of the Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.: 10.1

Credit and Security Agreement, dated April 19, 2011, among Shiloh Industries, Inc., the other loan parties thereto, The Privatebank and Trust Company as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC as co-lead arranger and PNC Bank, National Association as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2011	SHILOH INDUSTRIES, INC.

	By:	/s/ Thomas M. Dugan
		Name:	Thomas M. Dugan
		Title:	Vice President of Finance and Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Credit and Security Agreement, dated as of April 19, 2011, among Shiloh Industries, Inc., the other lenders party thereto, The Privatebank and Trust Company as co-lead arranger, sole book runner and administrative agent, PNC Capital Markets, LLC as co-lead arranger and PNC Bank, National Association as syndication agent.